EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

BTHC II ACQUISITION CORP.,

POLYMEDIX MERGER SUB, INC.,

POLYMEDIX, INC.

and

THOSE STOCKHOLDERS OF BTHC II ACQUISITION CORP.

IDENTIFIED ON EXHIBIT A HERETO

Dated October 6, 2005

Back to Contents

-i-

Back to Contents

(continued)
Page

4.10.	Certain Contracts	12

4.11.	Properties and Insurance	13

4.12.	Minute Books	13

4.13.	Environmental Matters	13

4.14.	Agreements with Governmental Entity	14

4.15.	Labor Disputes	14

4.16.	Loans, Etc	14

4.17.	Intellectual Property	14

4.18.	No Brokers	16

4.19.	Bankruptcy; Criminal Proceedings	17

4.20.	Disclosure	17

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF COMPANY, MERGER SUB AND COMPANY STOCKHOLDERS	17

5.1.	Organization and Good Standing	18

5.2.	Capitalization	18

5.3.	Authority; No Violation	19

5.4.	Interim Operations of Merger Sub and the Company	20

5.5.	Financial Statements	20

5.6.	Absence of Certain Changes or Events	20

5.7.	Legal Proceedings	21

5.8.	Taxes and Tax Returns	21

5.9.	Employee Benefit Plans	21

5.10.	Compliance with Applicable Law	22

5.11.	Certain Contracts	22

5.12.	Properties and Insurance	23

5.13.	Minute Books	23

5.14.	Environmental Matters	24

5.15.	Agreements with Governmental Entity	24

5.16.	Labor Disputes	24

5.17.	Loans, Etc	24

-ii-

Back to Contents

(continued)
Page

5.18.	Absence of Liabilities	24

5.19.	Intellectual Property	24

5.20.	No Brokers	25

5.21.	Bankruptcy	25

5.22.	Criminal Proceedings	25

5.23.	Consents and Approvals	26

5.24.	State Takeover Statutes	26

5.25.	Disclosure	26

ARTICLE VI	COVENANTS OF THE PARTIES	26

6.1.	Conduct of Business	26

6.2.	Negative Covenants	27

6.3.	No Solicitation	28

6.4.	Current Information	29

6.5.	Access to Properties and Records; Confidentiality	29

6.6.	Regulatory Matters	30

6.7.	Further Assurances	30

6.8.	Public Announcements	30

6.9.	Failure to Fulfill Conditions	30

6.10.	Disclosure Supplements	31

6.11.	Conversion of PolyMedix Preferred Stock; Stock Split	31

ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF POLYMEDIX	31

7.1.	Accuracy of Representations and Warranties	31

7.2.	Government Consents	31

7.3.	Documents	32

7.4.	Private Placement	33

7.5.	Corporate Approvals	33

7.6.	Employment Agreements	33

7.7.	No Proceedings	33

7.8.	No Injunctions or Restraints	33

7.9.	No Stop Order	33

-iii-

Back to Contents

(continued)
Page

7.10.	Tax Opinion	34

7.11.	Placement Agent Agreement	34

7.12.	Company Governing Documents	34

7.13.	Directors and Officers	34

7.14.	Filings and Notifications Mandated By Plan of Reorganization	34

ARTICLE VIII	CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND MERGER SUB	34

8.1.	Government Consents	34

8.2.	Documents	35

8.3.	No Proceedings	35

8.4.	No Injunctions or Restraints	35

8.5.	Lock-Up Agreements	35

ARTICLE IX	INDEMNIFICATION AND REMEDIES	36

9.1.	Indemnification by the Company Stockholders	36

9.2.	Indemnification Claims	36

9.3.	Survival of Representations and Warranties	37

9.4.	Limitations	37

9.5.	Certain Definitions	37

ARTICLE X	TERMINATION OF AGREEMENT	38

10.1.	Termination	38

10.2.	No Liability for Proper Termination	40

ARTICLE XI	MISCELLANEOUS	40

11.1.	Nonsurvival of Representations, Warranties and Agreements of PolyMedix	40

11.2.	Governing Law	40

11.3.	Submission to Jurisdiction	40

11.4.	Waiver of Jury Trial	40

11.5.	Assignment; Binding Upon Successors and Assigns	40

11.6.	Severability	41

11.7.	Expenses	41

11.8.	Attorneys’ Fees	41

-iv-

Back to Contents

(continued)
Page

11.9.	Notices	41

11.10.	Entire Agreement	42

11.11.	Amendment	42

11.12.	Extension; Waiver	42

11.13.	Counterparts and Facsimile Signature	42

11.14.	Descriptive Headings	42

11.15.	No Third Party Beneficiaries	42

11.16.	Specific Performance	43

11.17.	Joint Preparation	43

11.18.	Drafting Ambiguities	43

PolyMedix Disclosure Schedule

Company Disclosure Schedule

Schedule 7.4(b)

EXHIBIT A – Company Stockholders

EXHIBIT B – Certificate of Incorporation of the Surviving Corporation

EXHIBIT C – Bylaws of the Surviving Corporation

EXHIBIT D – Certificate of Incorporation of the Company

EXHIBIT E – Bylaws of the Company

EXHIBIT F – Form of Lock-up Agreement

EXHIBIT G – List of PolyMedix’s stockholders that shall execute a Lock-up Agreement

-v-

Back to Contents

INDEX OF DEFINED TERMS

Defined Term	Section

Agreed Amount	Section 9.5(a)
Agreement	Introduction
Arrangements	Section 4.17(b)
Certificate of Merger	Section 1.2
Claim Notice	Section 9.5(b)
Claimed Amount	Section 9.5(c)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Introduction
Company	Introduction
Company Disclosure Schedule	Article V, preamble
Company Financial Statements	Section 5.5(a)
Company Governing Documents	Section 7.12
Company Preferred Stock	Section 5.2(a)
Company Properties	Section 5.14(a)
Company Stock	Section 5.2(a)
Company Stockholders	Introduction
Competing Transaction	Section 6.3(a)
DCGL	Section 1.1
Damages	Section 9.5(d)
Dispute	Section 9.5(e)
Dissenting Shares	Section 3.6
ERISA	Section 4.8(a)
Effective Time	Section 1.2
Exchange Agent	Section 3.3(a)
GAAP	Section 1.7(b)
IRS	Section 4.8(b)
Indemnifying Party	Section 9.2(a)
Intellectual Property	Section 4.17(a)
Knowledge	Section 1.7(a)
Legal Proceedings	Section 1.7(d)
Legal Requirement	Section 1.7(e)
Material Adverse Effect	Section 1.7(c)
Material Adverse Change	Section 1.7(c)
Merger	Introduction
Merger Shares	Section 3.1(b)
Merger Sub	Introduction
Merger Sub Common Stock	Section 3.1(a)
Operating Period	Section 9.1(a)
Option	Section 3.2(a)
Option Plan	Section 3.2(a)

vi

Back to Contents

Defined Term	Section

Ownership Period	Section 9.1(b)
Person	Section 1.7(f)
Pink Sheet	Section 1.7(g)
Placement Agent Agreement	Section 7.11
PolyMedix	Introduction
PolyMedix Common Stock	Section 3.1(b)
PolyMedix Disclosure Schedule	Article IV, preamble
PolyMedix Financial Statements	Section 4.4(a)
PolyMedix Governing Documents	Section 4.1(a)
PolyMedix Indemnitees	Section 9.5(f)
PolyMedix Plan	Section 4.8(a)
PolyMedix Preferred Stock	Section 3.1(b)
PolyMedix Properties	Section 4.13(a)
PolyMedix Series A Stock	Section 3.1(b)
PolyMedix Series A-1 Stock	Section 3.1(b)
PolyMedix Series B Stock	Section 3.1(b)
Party	Introduction
Parties	Introduction
Private Placement	Section 7.4(a)
Representatives	Section 6.5(a)
Response	Section 9.5(g)
Restraints	Section 7.8
Returns	Section 4.7
SEC	Section 4.19(d)
Securities Act	Section 5.2(a)
Stock Certificates	Section 3.3(b)
Subsidiaries	Section 1.7(h)
Surviving Corporation	Section 1.1
Surviving Corporation Common Stock	Section 3.1(a)
Taxes	Section 1.7(i)
Termination Date	Section 6.9
Transactions	Introduction

vii

Back to Contents

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of October 6, 2005 by and among BTHC II Acquisition Corp., a Delaware corporation (the “Company”), PolyMedix Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), PolyMedix, Inc., a Delaware corporation (“PolyMedix”), and those stockholders of the Company listed on Exhibit A hereto (the “Company Stockholders”). The Company, Merger Sub, PolyMedix and the Company Stockholders are each a “Party” and together are “Parties” to this Agreement.

W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of the Company, Merger Sub and PolyMedix deem it advisable and in the best interest of each corporation and their respective stockholders that Company, Merger Sub and PolyMedix combine in order to advance the long-term business interests of PolyMedix and the Company; and

     WHEREAS, the combination of Company, Merger Sub and PolyMedix shall be effected by the terms of this Agreement through a transaction in which Merger Sub will merge with and into PolyMedix and the stockholders of PolyMedix will become stockholders of the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”);

     WHEREAS, the Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I THE MERGER

1.1. The Merger. Subject to the terms and conditions set forth herein, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub shall be merged with and into PolyMedix at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and PolyMedix shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and shall continue under the name “PolyMedix, Inc.”

Back to Contents

1.2. Effective Time. Concurrently with the Closing, Merger Sub, and PolyMedix will cause a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware, along with all other requisite filings and recordings. The Merger shall become effective on the date and at the time when the Certificate of Merger has been accepted by the Secretary of State of the State of Delaware or, if another date and time is specified in such filing, such specified date and time (the “Effective Time”).

1.3. Closing. Immediately prior to the filing of the Certificate of Merger, the closing of the Transactions (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, legal counsel for PolyMedix, located at 1701 Market Street, Philadelphia, Pennsylvania, at 10:00 a.m., local time, on the second business day following the satisfaction of the conditions in Articles VII and VIII hereof to be satisfied prior to the Closing or at such other date and time as the Parties shall otherwise agree (the “Closing Date”).

1.4. Effects of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) the separate existence of Merger Sub shall cease and shall be merged with and into PolyMedix, (ii) PolyMedix shall succeed to all of the business, assets and goodwill, subject to the liabilities, of Merger Sub, (iii) Merger Sub Common Stock shall be converted into shares of the Surviving Corporation and the Surviving Corporation shall be a wholly-owned subsidiary of the Company and (iv) shares of PolyMedix Common Stock and PolyMedix Preferred Stock shall be converted into shares of Company Common Stock on the terms and conditions hereinafter set forth. All property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation.

1.5. Tax Treatment. It is intended by the Parties that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.6. Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either PolyMedix or Merger Sub, in order to consummate the Transactions.

1.7. Certain Definitions.

(a) “Knowledge” For purposes of this Agreement, whenever the phrase “to a Party’s knowledge,” “the Party is not aware” or a similar expression appears in any representation or warranty in this Agreement, it means either to the actual knowledge of the Party’s executive officers, or that a prudent individual in the position of such executive officers should be expected to discover or otherwise become aware of such fact, condition or other matter in the course of conducting a reasonable investigation concerning the existence of such fact, condition or other matter. Whenever the phrase “the Party has received no notice” or like expression appears in any representation or warranty in this Agreement, it means that none of the Party’s executive officers has received actual electronic or written notice of the matter to which such phrase is applied.

(b) “GAAP” shall mean United States generally accepted accounting principals, consistently applied.

Back to Contents

(c) “Material Adverse Effect” or “Material Adverse Change” shall mean any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to be materially adverse to the financial condition, results of operations or business and operations, as currently conducted, of the Party, taken as a whole, to which the phrase refers; provided, however, that the following shall not be taken into account in determining whether there has been a Material Adverse Effect on or with respect to such Party: any change, effect or circumstance (i) relating to conditions affecting the economy of the United States generally or (ii) relating to conditions generally affecting the industry (or industries) in which such Party participates, and not affecting such Party in a materially disproportionate manner. For the avoidance of doubt, the Parties agree that the terms “material”, “materially”, or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

(d) “Legal Proceedings” shall mean any legal, administrative, arbitral or other proceedings, claims, actions or governmental (or otherwise) investigations of any nature.

(e) “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

(f) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency.

(g) “Pink Sheets” shall mean an electronic quotation system that displays quotes from broker-dealers for certain over-the-counter securities.

(h) “Subsidiaries” when used in this Agreement with respect to any Party, means any corporation, joint venture, association, partnership, trust or other entity in which such Party has, directly or indirectly, at least a fifty percent (50%) interest or acts as a general partner.

(i) “Taxes” shall mean all federal, territorial, state, local or foreign income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other taxes, assessments, customs, duties, fees, levies or other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, whether disputed or not, together with any interest penalties, additions to tax or additional amounts with respect thereto.

Back to Contents

ARTICLE II THE SURVIVING CORPORATION

2.1. Certificate of Incorporation. The certificate of incorporation attached hereto as Exhibit B shall be the certificate of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL

2.2. Bylaws. The bylaws attached hereto as Exhibit C shall be the bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

2.3. Directors and Officers. At and after the Effective Time, the officers of PolyMedix shall be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The board of directors of the Surviving Corporation will initially be made up of Nicholas Landekic, Frank Slattery, Jr., Michael Lewis, Ph.D., I. Wistar Morris, III, William Kelley, M.D. and Frank DeLape.

ARTICLE III CONVERSION OF STOCK

3.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”) shall be converted into and thereafter evidence one share of common stock, $0.001 par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. All shares of treasury stock of Merger Sub shall be cancelled and retired without payment of any consideration therefor.

(b) Each share of common stock, $0.001 par value per share, of PolyMedix (“PolyMedix Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into and represent the right to receive one share of Company Common Stock (the “Merger Shares”). Each share of (i) Series A Preferred Stock, $0.001 par value per share, of PolyMedix (“PolyMedix Series A Stock”), (ii) Series A-1 Preferred Stock, $0.001 par value per share, of PolyMedix (“PolyMedix Series A-1 Stock”) and (iii) Series B Preferred Stock, $0.001 par value per share, of PolyMedix (“PolyMedix Series B Stock”) (PolyMedix Series A Stock, PolyMedix Series A-1 Stock and PolyMedix Series B Stock are collectively referred to herein as the “PolyMedix Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into and represent the right to receive such number of Merger Shares as is equal to the number of shares of PolyMedix Common Stock into which such share of PolyMedix Preferred Stock is convertible immediately prior to the Effective Time. All shares of treasury stock of PolyMedix shall be cancelled and retired without payment of any consideration therefor.

Back to Contents

(c) From and after the Effective Time, no shares of Merger Sub Common Stock, PolyMedix Common Stock or PolyMedix Preferred Stock shall be deemed outstanding, and the holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Merger Sub Common Stock, PolyMedix Common Stock or PolyMedix Preferred Stock shall cease to have any rights with respect thereto, except as provided herein or by law.

(d) Except as otherwise set forth herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

3.2. Options.

(a) As of the Effective Time, all options to purchase PolyMedix Common Stock issued by PolyMedix pursuant to PolyMedix’s 2002 Equity Compensation Plan (the “Option Plan”) or otherwise ( collectively such options are referred to herein as, the “Options”), whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Option Plan as of the Closing, shall be assumed by the Company. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Company Common Stock as is equal to the number of shares of PolyMedix Common Stock subject to the unexercised portion of such Option. The exercise price per share of each assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time. The term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

(b) As soon as practicable after the Effective Time, the Company shall deliver to the holders of Options appropriate notices setting forth such holders’ rights pursuant to such Options, as amended by this Section 3.2, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 3.2).

(c) The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 3.2.

3.3. Surrender and Payment.

(a) The Parties agree that American Stock Transfer and Trust Company shall act as exchange agent hereunder (the “Exchange Agent”) with respect to the Merger.

Back to Contents

(b) Prior to the Effective Time, the Company shall appoint the Exchange Agent to effect the issuance of the Merger Shares in exchange for the certificates that immediately prior to the Effective Time represented outstanding PolyMedix Common Stock or PolyMedix Preferred Stock (the “Stock Certificates”). On the Closing Date, the Company shall deliver to the Exchange Agent, in trust for the benefit of holders of the Stock Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the aggregate Merger Shares issuable to such holders pursuant to Sections 3.1(b) and 3.5. Promptly after the Effective Time, but in any event not later than five (5) business days thereafter, the Exchange Agent shall send to each holder of a Stock Certificate a letter of transmittal and instructions for use in effecting the exchange of the Stock Certificate(s) for stock certificate(s) representing the applicable Merger Shares issuable to such holder pursuant to Sections 3.1(b) and 3.5. Provision also shall be made for holders of the Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the applicable Merger Shares.

(c) After the Effective Time, the Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor the applicable Merger Shares subject to any required Tax withholding, and the Stock Certificates so surrendered shall be canceled. Until so surrendered, each Stock Certificate (other than Dissenting Shares) shall, after the Effective Time, represent for all purposes only the right to receive the applicable Merger Shares. Notwithstanding the foregoing, upon surrender of a Stock Certificate, the holder thereof shall be entitled to any dividends or other distributions that are payable to the holders of record of Company Common Stock as of a date on or after the Effective Time and the time of such surrender; provided, that, no such Person shall be entitled to receive any interest on such dividends or other distributions.

(d) If any shares of Company Common Stock are to be issued to a Person other than the registered holder of the Stock Certificate surrendered in exchange therefore, it shall be a condition to such issuance or payment that the Stock Certificate surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other Taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(e) Any Merger Shares that remains unclaimed by the holders of PolyMedix Common Stock or PolyMedix Preferred Stock one (1) year after the Effective Time shall be returned to the Company, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.3 prior to that time shall thereafter look only to the Company, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to this Article III. If Stock Certificates are not surrendered prior to six (6) years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Shares issuable or payable in respect of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Shares issuable or payable in respect of such Stock Certificates shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Parties hereto shall be liable to any holder of Stock Certificates for any amount paid, or Merger Shares delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

Back to Contents

(f) If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Shares in respect thereof pursuant to this Agreement.

3.4. Pink Sheets. The Company shall use its reasonable best efforts to begin, effect and maintain a listing of Company Common Stock on the Pink Sheets.

3.5. No Fractional Shares. No fractional shares of Company Common Stock shall be issued to former PolyMedix stockholders upon the surrender of a Stock Certificate for exchange, and such former PolyMedix stockholders shall not be entitled to any voting rights or other rights of a stockholder of the Company with respect to any fractional share of Company Common Stock that would have otherwise been issued to such former PolyMedix stockholder. In lieu of any fractional shares that would have otherwise been issued, each former holder of PolyMedix Common Stock or PolyMedix Preferred Stock that would have been entitled to receive a fractional share of Company Common Stock shall, upon proper surrender of such holder’s Stock Certificate, receive an amount calculated in accordance with the following: all fractional shares of Company Common Stock greater than 0.5 shall be rounded up to the next whole share and all fractional shares of Company Common Stock less than 0.5 shall be rounded down to the next whole share without the payment of any cash amount for such fractional shares.

3.6. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of PolyMedix Common Stock or PolyMedix Preferred Stock outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger and who complies with all relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Shares otherwise payable in respect of such shares as provided in Sections 3.1(b) and 3.5 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. Such holder shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the DGCL, provided, that, such holder complies with the provisions of Section 262 of the DGCL If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Shares otherwise payable in respect of such shares as provided in Sections 3.1(b) and 3.5 hereof, without interest thereon.

Back to Contents

3.7. Closing of Transfer Books. At the Effective Time, the stock transfer books of PolyMedix shall be closed and no transfer of PolyMedix Common Stock or PolyMedix Preferred Stock shall thereafter be made. If, after the Effective Time, Stock Certificates are presented to the Company, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Shares payable in respect of such shares as provided in Sections 3.1(b) and 3.5 hereof subject to applicable law in the case of Dissenting Shares.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF POLYMEDIX

     PolyMedix hereby represents and warrants to the Company that each of the following are true and correct, except as set forth in the disclosure schedule delivered by PolyMedix on or before the date of this Agreement (the “PolyMedix Disclosure Schedule”). Disclosure in any paragraph of the PolyMedix Disclosure Schedule shall constitute disclosure for all other sections of this Article IV and this Agreement.

4.1. Organization and Good Standing.

(a) PolyMedix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PolyMedix has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on PolyMedix. Schedule 4.1(a) of the PolyMedix Disclosure Schedule sets forth true and complete copies of the certificate of incorporation of PolyMedix and the bylaws of PolyMedix, each as amended and in effect on the date hereof (the “PolyMedix Governing Documents”).

(b) PolyMedix does not have any Subsidiaries. PolyMedix does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate.

4.2. Capitalization. The authorized capital stock of PolyMedix consists of (a) 10,000,000 shares of PolyMedix Common Stock, of which, as of the date hereof, 1,912,500 shares were issued and outstanding and no shares were held in the treasury of PolyMedix, and (b) 6,000,000 shares of PolyMedix Preferred Stock of which (i) 708,400 shares have been designated as PolyMedix Series A Stock, of which, as of the date hereof, 708,400 shares were issued and outstanding, (ii) 500,000 shares have been designated as PolyMedix Series A-1 Stock, of which, as of the date hereof, 500,000 shares were issued and outstanding and (iii) 2,320,000 shares have been designated as PolyMedix Series B Stock, of which, as of the date hereof, 2,320,000 shares were issued and outstanding. Schedule 4.2 of the PolyMedix Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the holders of capital stock of PolyMedix, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than PolyMedix Common Stock) the number of shares of PolyMedix Common Stock into which such shares are convertible. Except as set forth on Schedule 4.2, as of the date hereof, there are no outstanding options granted by PolyMedix to any of its employees, consultants and lenders. All of the issued and outstanding shares of PolyMedix Common Stock are duly authorized and validly issued, and fully paid and nonassessable. The shares of PolyMedix Common Stock are not subject to any preemptive rights. PolyMedix does not have, nor is it bound by, any outstanding subscriptions, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of PolyMedix or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

Back to Contents

4.3. Authority; No Violation.

(a) PolyMedix has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the board of directors of PolyMedix. Except for required PolyMedix stockholder approval of the Merger and this Agreement no corporate proceedings on the part of PolyMedix are necessary to consummate the Transactions. This Agreement has been duly and validly executed and delivered by PolyMedix and constitutes the valid and binding obligation of PolyMedix, enforceable against PolyMedix in accordance with its terms.

(b) Subject to the approval of PolyMedix’s stockholders of the Merger and this Agreement and the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery of this Agreement by PolyMedix, nor the consummation by PolyMedix of the Transactions in accordance with the terms hereof, or compliance by PolyMedix with any of the terms or provisions hereof, will (i) violate any provision of the PolyMedix Governing Documents, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PolyMedix or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, claim, charge or other encumbrance upon any of the properties or assets of PolyMedix under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PolyMedix is a party, or by which PolyMedix or any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate would not have a Material Adverse Effect on PolyMedix, or the ability of PolyMedix to consummate the Transactions. Except for the filing of the Certificate of Merger as required by the DGCL, no consents or approvals of or filings or registrations with or notices to any public body or authority are necessary on behalf of PolyMedix in connection with (x) the execution and delivery by PolyMedix of this Agreement and (y) the consummation by PolyMedix of the Transactions.

Back to Contents

4.4. Financial Statements.

(a) Schedule 4.4(a) of the PolyMedix Disclosure Schedule sets forth copies of (i) the audited financial statements of PolyMedix as of December 31, 2004 and 2003 and for the twelve (12) month periods ended December 31, 2004 and December 31, 2003 and for the period August 8, 2002 (inception) to December 31, 2002, together with the report thereon of Schalleur, Devine & Surgent, LLC, independent certified public accountants; and (ii) unaudited financial statements of PolyMedix for the six (6) month period ended June 30, 2005 (the “PolyMedix Financial Statements”). The PolyMedix Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of PolyMedix as at the respective dates of and for the periods referred to in such PolyMedix Financial Statements, all in accordance with GAAP, and are consistent with the books and records of PolyMedix; provided, however, that the PolyMedix Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

(b) As of the date of this Agreement, all of the liabilities of PolyMedix for legal and consulting fees and expenses are set forth on Schedule 4.4(b) of the PolyMedix Disclosure Schedule.

4.5. Absence of Certain Changes or Events. There has been no Material Adverse Change to PolyMedix since June 30, 2005 or the occurrence of a default as described in Section 4.10(c), and to PolyMedix’s knowledge, there has occurred no event or development which is reasonably likely to cause such a Material Adverse Change to PolyMedix in the future.

4.6. Legal Proceedings. There is no Legal Proceeding which is pending and PolyMedix has received no notice that any Legal Proceeding is threatened against PolyMedix or against any PolyMedix officer or director in their capacity as a PolyMedix officer or director which is material to PolyMedix. PolyMedix is not a party to any material order, judgment or decree entered against PolyMedix in any lawsuit or proceeding.

4.7. Taxes and Tax Returns. All material Tax returns (including information returns), reports, declarations and statements relating to Taxes (collectively “Returns”) required to be filed to date by PolyMedix have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and all material Taxes due and payable by PolyMedix have been paid when due. There is no examination or audit for Taxes of PolyMedix currently in progress, no written claim, asserted deficiency or assessment for Taxes of PolyMedix has been made, and, to the Knowledge of PolyMedix, no such claim, deficiency or assessment has been threatened. No liens or similar encumbrances have been asserted against PolyMedix with respect to the failure to pay any Taxes (other than with respect to Taxes not yet due and payable). PolyMedix has not waived any statute of limitations in respect of Taxes or executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. The unpaid Taxes of PolyMedix for tax periods through June 30, 2005 do not exceed the accruals and reserves for Taxes set forth on PolyMedix’s balance sheet as of June 30, 2005. Proper amounts have been withheld by PolyMedix in accordance with Tax withholding provisions of applicable laws and, to the extent required, have been paid to the proper authority. PolyMedix is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Returns. PolyMedix is not a party to any tax-sharing or tax-allocation agreement, nor does PolyMedix owe any amounts under any tax-sharing or tax-allocation agreement. PolyMedix has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. PolyMedix has not taken or agreed to take any action, or failed to take any action, that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Back to Contents

4.8. Employee Benefit Plans.

(a) Schedule 4.8(a) of the PolyMedix Disclosure Schedule contains a complete list of “PolyMedix Plans” consisting of each arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained or administered by PolyMedix, or to which PolyMedix contributes, and which covers any employee or former employee of PolyMedix or under which PolyMedix has any liability, including “employee welfare benefit plan,” “employee benefit plan” and “employee pension benefit plan” as defined under the Employee Retirement Income Security
Act (“ERISA”);

(b) With respect to the PolyMedix Plans, PolyMedix has delivered, or made available, to the Company prior to the Closing, a copy of each PolyMedix Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan. The PolyMedix Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any PolyMedix Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the “IRS”) to be so qualified;

(c) PolyMedix is not a party to any collective bargaining agreements. There are no strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions pending, and PolyMedix has received no notice that any strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions is threatened, by any of the employees, former employees or employment applicants of PolyMedix that would have a Material Adverse Effect on PolyMedix.

(d) To PolyMedix’s knowledge, no employee of PolyMedix is obligated under any agreement or judgment that would conflict with such employee’s obligation to use his best efforts to promote the interests of PolyMedix or would conflict with PolyMedix’s business as conducted. To PolyMedix’s knowledge, no employee of PolyMedix is in violation of the terms of any employment agreement or any other agreement relating to such employee’s relationship with any previous employer and no litigation is pending and PolyMedix has received no notice that any such litigation is threatened with regard thereto.

Back to Contents

4.9. Compliance with Applicable Law. PolyMedix has substantially complied with all applicable laws, regulations, judgments, decrees or orders of any court or governmental agency or entity except where the failure to so comply would not have a Material Adverse Effect on PolyMedix.

4.10. Certain Contracts.

(a) Schedule 4.10(a) of the PolyMedix Disclosure Schedule sets forth true and correct copies of all written employment agreements or termination agreements with current officers, directors, employees or consultants of PolyMedix, to which PolyMedix is a party as of the date of this Agreement.

(b) As of the date of this Agreement, (i) PolyMedix is not a party to or bound by any commitment, agreement or other instrument (excluding commitments and agreements in connection with extensions of credit by PolyMedix) which contemplates the payment of amounts in excess of $100,000, or which otherwise is material to the operations, assets or financial condition of PolyMedix, including but not limited to any royalty, franchising fees, or any other fee based on a percentage of revenues or income and (ii) no commitment, agreement or other instrument to which PolyMedix is a party or by which it is bound limits the freedom of PolyMedix to compete in any line of business or with any person.

(c) As of the date of this Agreement, PolyMedix is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement (as to royalty payments) or other commitment or arrangement.

(d) As of the date of this Agreement, to the knowledge of PolyMedix, any other party thereto is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement or other commitment or arrangement that is material to PolyMedix.

(e) As of the date of this Agreement, to the knowledge of PolyMedix, all royalty payments, franchising fees, or any other payments based on a percentage of revenues or income have been fully paid by PolyMedix to any other party.

Back to Contents

4.11. Properties and Insurance.

(a) PolyMedix has good and, as to owned real property, if any, legal title to all material assets and properties, whether real or personal, tangible or intangible, reflected in PolyMedix’s balance sheet as of June 30, 2005, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2005), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and statutory and contractual landlord’s liens in connection with any leases, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of PolyMedix and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to the Company prior to the date hereof. PolyMedix, as lessee, has the right under written leases to occupy, use, possess and control, in all material respects, all real property leased by it, subject to the terms and provisions of such leases.

(b) Except for software licenses associated with stand-alone computers, leases of vehicles and miscellaneous office equipment and all sale-leaseback transactions and subject to the Intellectual Property rights of third parties, all of the assets (tangible and intangible) purported to be owned by PolyMedix that exceed $5,000 in value are the lawful property of PolyMedix and as such are freely and fully assignable or transferable except as otherwise provided herein.

(c) Schedule 4.11(c) of the PolyMedix Disclosure Schedule lists all policies of insurance and bonds covering business operations and insurable properties and assets of PolyMedix, all risks insured against, and the amount thereof and deductibles relating thereto. PolyMedix has not, since January 1, 2003, received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in default in any material respect under such policy or bond, and, to PolyMedix’s knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

4.12. Minute Books. The minute books of PolyMedix contain records which, in all material respects, accurately record all meetings of its stockholders and board of directors (including committees of its board of directors).

4.13. Environmental Matters.

(a) PolyMedix has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that PolyMedix is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of PolyMedix. PolyMedix has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by PolyMedix, or owned or controlled by PolyMedix as a trustee or fiduciary (collectively, “PolyMedix Properties”), in any manner that violates or, after the lapse of time may violate, any presently existing federal, regional, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on PolyMedix.

Back to Contents

(b) PolyMedix has no knowledge that, during PolyMedix’s ownership or lease of such PolyMedix Properties, any of the PolyMedix Properties has been operated in any manner that violated any applicable national, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on PolyMedix.

4.14. Agreements with Governmental Entity. PolyMedix is not a party to any agreement or memorandum of understanding with, or a party to any commitment letter, or board resolution submitted to a regulatory authority or similar undertaking to, and is not a recipient of, nor a party to any order or directive by, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

4.15. Labor Disputes. PolyMedix is not directly or indirectly involved in and PolyMedix has received no notice threatening any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which would have a Material Adverse Effect on PolyMedix.

4.16. Loans, Etc. No stockholder of PolyMedix has any liabilities, obligations or indebtedness of any kind whatsoever chargeable to the PolyMedix stockholder and payable to PolyMedix by the PolyMedix stockholder.

4.17. Intellectual Property.

(a) The term “Intellectual Property” includes the following:

(i) all United States, international and foreign patents, patent applications and statutory invention registrations, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions therein, all rights therein provided by international treaties or conventions and all improvements thereto, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto;

(ii) all trademarks (including, without limitation, service marks), certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, and all other marks registered in the U.S. Patent and Trademark Office or in any office or agency of any State or Territory of the United States or any foreign country (but excluding any United States intent-to-use trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to allege use in connection therewith to the extent that a valid security interest may not be taken in such an intent-to-use trademark application under applicable law), and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever accruing thereunder or pertaining thereto;

Back to Contents

(iii) all copyrights, copyright applications, copyright registrations and like protections in each work of authorship, whether statutory or common law, whether published or unpublished, any renewals or extensions thereof, all copyrights of works based on, incorporated in, derived from, or relating to works covered by such copyrights, together with all rights corresponding thereto throughout the world and all other rights of any kind whatsoever accruing thereunder or pertaining thereto;

(iv) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(v) all computer software programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware, and documentation and materials relating thereto, and all rights with respect to the foregoing, together with any and all options, warranties, service contracts, program services, test rights, maintenance rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing;

(vi) all license agreements, permits, authorizations and franchises, whether with respect to the Patents, Trademarks, Copyrights, URLs, Trade Secrets or Computer Software, or with respect to the patents, trademarks, copyrights, trade secrets, computer software or other proprietary right of any other Person, and all income, royalties and other payments now or hereafter due and/or payable with respect thereto, subject, in each case, to the terms of such license agreements, permits, authorizations and franchises;

(vii) all URLs, domain names or other names or addresses with respect to the Internet (including, without limitation, registrations and applications for registration thereof with private or public URL registries, domestic and foreign), together with all intellectual property and all other rights of any kind whatsoever of accruing thereunder, pertaining thereto or associated therewith, including, without limitation, all registrations, applications, renewals, reissues, extensions, links (including, without limitation, metal tags), and connections.

(b) Agreements. Schedule 4.17(b) of the PolyMedix Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by PolyMedix, of each written or oral lease, agreement, contract, commitment or license by which PolyMedix (a) has or may acquire any rights, (b) has or may become subject to any obligation or liability, or (c) or any of the assets owned or used by it is or may become bound (“Arrangements”) relating to Intellectual Property to which PolyMedix is a party or by which PolyMedix is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which PolyMedix is the licensee. There are no outstanding and, to the knowledge of PolyMedix, no threatened disputes or disagreements with respect to any such Arrangements. To the knowledge of PolyMedix, no party to an Arrangement relating to the use by PolyMedix of any Intellectual Property owned by another Person is or has at any time been in breach of such Arrangements. PolyMedix has not granted or is not obligated to grant a license, assignment or other right with respect to any Intellectual Property.

Back to Contents

(c) Know-How.

(i) The Intellectual Property includes all such assets which are reasonably necessary for the operation of PolyMedix’s businesses as it is currently conducted. PolyMedix owns or possesses sufficient legal rights to all Intellectual Property necessary for the operation of its business as it is currently conducted except where the failure to have such rights would not have a Material Adverse Effect on the operations or financial condition of PolyMedix. To the knowledge of PolyMedix, it has not violated or, by conducting its business as presently proposed, would violate any of the Intellectual Property Rights of any other Person.

(ii) All former and current employees of PolyMedix have executed written Arrangements with PolyMedix that assign to PolyMedix all rights to any inventions, improvements, discoveries, or information relating to the business of PolyMedix. To the knowledge of PolyMedix, no employee of PolyMedix has entered into any Arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than PolyMedix. No past or present stockholder, employee, director, officer, contractor, agent or representative of PolyMedix has any ownership interest or any other rights in or to any Intellectual Property. No Arrangement or understanding exists between PolyMedix and any third party which would impede or prevent the continued use of such right, title and interest of PolyMedix in and to the Intellectual Property as PolyMedix had prior to the Closing and used in the conduct of its business, subject to the rights of licensors and licensees pursuant to existing Arrangements listed on Schedule 4.17(b) to the PolyMedix Disclosure Schedule.

4.18. No Brokers. PolyMedix has not employed or authorized anyone to represent it as a broker, finder or financial consultant in connection with the Transactions, and no broker, finder, financial consultant or other person is entitled to any commission, finder’s fee or consulting fee, or any similar fee, from PolyMedix in connection with the Transactions. PolyMedix will indemnify and hold harmless the Company and Merger Sub from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses the Company or Merger Sub may sustain or incur as a result of any claim for a commission, finder’s fee or consulting fee by a broker, finder or financial consultant acting on behalf of PolyMedix.

Back to Contents

4.19. Bankruptcy; Criminal Proceedings. To the knowledge of PolyMedix, PolyMedix, its officers, directors, affiliates, promoters or any predecessor thereof have not been subject to or suffered any of the following:

(a) Any bankruptcy petition filed by or against any business of which such Person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

(b) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

(c) Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such Person’s involvement in any type of business, securities or banking activities; or

(d) Being found guilty by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (“SEC”) or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

4.20. Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF COMPANY, MERGER SUB AND COMPANY STOCKHOLDERS

     The Company, Merger Sub and the Company Stockholders hereby represent and warrant to PolyMedix that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by the Company, Merger Sub and the Company Stockholders to PolyMedix on or before the date of this Agreement (the “Company Disclosure Schedule”). Notwithstanding the foregoing, with respect to the representations and warranties of the Company Stockholders (i) Halter Financial Group, Inc. represents and warrants to PolyMedix that the statements contained in this Article V are true and correct, except as set forth in the Company Disclosure Schedule, solely as to the Operating Period and (ii) Benchmark Equity Group, Inc., William Baquet and Jeffrey W. Tomz, jointly and severally, represent and warrant to PolyMedix that the statements contained in this Article V are true and correct, except as set forth in the Company Disclosure Schedule, solely as to the Ownership Period.

Back to Contents

5.1. Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and Merger Sub each have the requisite corporate power and authority to own or lease all of their respective properties and assets and to carry on their respective businesses as they are now being conducted and are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties and assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company or Merger Sub. Schedule 5.1(a) of the Company Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and bylaws of the Company and Merger Sub, respectively, each as amended and in effect on the date hereof.

(b) Merger Sub is a direct wholly-owned Subsidiary of the Company. Except for Merger Sub, the Company has no Subsidiaries. Merger Sub has no Subsidiaries. Except as to Merger Sub, neither the Company, nor Merger Sub owns or controls, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity or own real estate.

5.2. Capitalization.

(a) The authorized capital stock of the Company consists of an aggregate of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and together with Company Common Stock, “Company Stock”). As of the date hereof, there are, and immediately prior to Closing there will be, 1,500,000 shares of Company Common Stock issued and outstanding, no shares of Company Preferred Stock issued and outstanding and no shares of Company Stock held in the treasury of the Company. The issued and outstanding shares of Company Stock are owned by the Persons and in the numbers specified in Schedule 5.2 of the Company Disclosure Schedule. No shares of Company Preferred Stock are issued and outstanding. Except as set forth on Schedule 5.2, there are no outstanding options, warrants or other rights to acquire shares of Company Stock. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, and fully paid and nonassessable. The authorized but unissued shares of Company Stock are not subject to any preemptive rights. The Company does not have, nor is it bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other state of federal law. There are no outstanding obligations of the Company to register under the Securities Act any shares of its capital stock or to include in any registration of its capital stock shares held by others.

Back to Contents

(b) All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(c) As of the date hereof, the authorized capital stock of Merger Sub consists of an aggregate of 100,000 shares of Merger Sub Common Stock. As of the date hereof, there are 100,000 shares of Merger Sub Common Stock issued and outstanding and no shares of Merger Sub Common Stock held in the treasury of Merger Sub. As of the date hereof, there are no shares of Merger Sub Common Stock issuable upon exercise of any outstanding options granted pursuant to any Merger Sub stock option or benefit plan. All issued and outstanding shares of Merger Sub Common Stock are duly authorized and validly issued, and fully paid and nonassessable. The authorized but unissued shares of Merger Sub Common Stock are not subject to any preemptive rights. Merger Sub does not have, nor is it bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Merger Sub or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

5.3. Authority; No Violation.

(a) Both the Company and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the board of directors of the Company and the board of directors and stockholders of Merger Sub. No corporate proceedings on the part of either the Company or Merger Sub are necessary to consummate the Transactions.

(b) Neither the execution and delivery of this Agreement by the Company or Merger Sub, nor the consummation by the Company or Merger Sub of the Transactions in accordance with the terms hereof, or compliance by the Company or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of either the Company’s or Merger Sub’s Articles of Incorporation or bylaws, each as amended and in effect as of the date hereof, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to either the Company or Merger Sub or any of their properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of either the Company or Merger Sub under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either the Company or Merger Sub is a party, or by which the Company or Merger Sub or any of their properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate would not have a Material Adverse Effect on either the Company or Merger Sub, or the ability of the Company or Merger Sub to consummate the Transactions. Except for the filing of the Certificate of Merger as required under the DGCL, no consents or approvals of or filings or registrations with or notices to any public body or authority are necessary on behalf of the Company or Merger Sub in connection with (x) the execution and delivery by the Company or Merger Sub of this Agreement and (y) the consummation by the Company or Merger Sub of the Transactions.

Back to Contents

5.4. Interim Operations of Merger Sub and the Company. Merger Sub was formed exclusively for the purpose of effecting the Merger and the Transactions and has engaged in no business activities other than as contemplated by this Agreement. Since November 29, 2004 the Company has engaged in no business activities other than in connection with and as contemplated by this Agreement.

5.5. Financial Statements.

(a) Schedule 5.5(a) of the Company Disclosure Schedule sets forth copies of the audited financial statements of the Company as of March 31, 2005 and December 31, 2004 and for the three month period ended March 31, 2005, for the period from November 29, 2004 to March 31, 2005 and for the period from November 29, 2004 to December 31, 2004, together with the report thereon of S.W. Hatfield, CPA, independent certified public accountants (the “Company Financial Statements”). The Company Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such Company Financial Statements, all in accordance with GAAP, and are consistent with the books and records of the Company; provided, however, that the Company Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes. The Company Financial Statements do not now and did not at the time they were prepared contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, the Company has no liabilities for legal or consulting fees or expenses.

5.6. Absence of Certain Changes or Events. There has been no Material Adverse Change to the Company or Merger Sub since March 31, 2005 or the occurrence of a default as described in Section 5.11(c), and to the Company’s knowledge, there has occurred no event or development which is reasonably likely to cause such a Material Adverse Change to the Company or Merger Sub in the future.

Back to Contents

5.7. Legal Proceedings. There is no Legal Proceeding which is pending, and neither the Company nor Merger Sub have received notice threatening a Legal Proceeding, against either the Company or Merger Sub or against any present or former Company or Merger Sub officer or director in their capacity as an officer or director which is material to either the Company or Merger Sub. Neither the Company nor Merger Sub is a party to any material order, judgment or decree entered against either the Company or Merger Sub in any lawsuit or proceeding.

5.8. Taxes and Tax Returns. All material Returns required to be filed to date by the Company (and any predecessor) and Merger Sub have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and all material Taxes due and payable by the Company (and any predecessor) and Merger Sub have been paid when due. There is no examination or audit for Taxes of the Company (or any predecessor) or Merger Sub currently in progress, no written claim, asserted deficiency or assessment for Taxes of the Company (or any predecessor) or Merger Sub has been made, and, to the Knowledge of Company and Merger Sub, no such claim, deficiency or assessment has been threatened. No liens or similar encumbrances have been asserted against the Company (or any predecessor) or Merger Sub with respect to the failure to pay any Taxes. Neither the Company nor Merger Sub has waived any statute of limitations in respect of Taxes or executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. The unpaid Taxes of the Company for tax periods through March 31, 2005 do not exceed the accruals and reserves for Taxes set forth on the Company’s balance sheet as of March 31, 2005. Proper amounts have been withheld by the Company (and any predecessor) and Merger Sub in accordance with Tax withholding provisions of applicable laws and, to the extent required, have been paid to the proper authority. Neither the Company (or any predecessor) nor Merger Sub is or has ever been a member of a group of corporations with which it has filed (or been required to file) affiliated, consolidated, combined, unitary or similar Returns (other than a group of which the Company and Merger Sub are members). Neither the Company (or any predecessor) nor Merger Sub is a party to any tax-sharing or tax-allocation agreement, nor does the Company (or any predecessor) or Merger Sub owe any amounts under any tax-sharing or tax-allocation agreement, or as transferee or successor or by contract. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor Merger Sub has taken, agreed to take or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

5.9. Employee Benefit Plans.
(a) Neither the Company nor Merger Sub has any arrangement or policy (written or oral) or other plan or arrangement (written or oral) providing for insurance coverage, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits, nor does either the Company or Merger Sub contribute to or have liability under any such plan or arrangement, with respect to any employee or former employee of the Company or Merger Sub, including “employee welfare benefit plan,” “employee benefit plan” and “employee pension benefit plan” as defined under ERISA;

Back to Contents

(b) Neither the Company nor Merger Sub is a party to any collective bargaining agreements. There are no strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions pending, and neither the Company nor Merger Sub have received notice threatening a strike or labor dispute or lawsuit, unfair labor or unlawful employment practice charge, contract grievance or similar charge or action, by any of the employees, former employees or employment applicants of Company or Merger Sub that would have a Material Adverse Effect on Company or Merger Sub.

(c) To the knowledge of the Company and Merger Sub, no employee of Company or Merger Sub is obligated under any agreement or judgment that would conflict with such employee’s obligation to use his best efforts to promote the interests of Company and/or Merger Sub or would conflict with Company or Merger Sub’s business as conducted. To the knowledge of the Company and Merger Sub, no employee of the Company or Merger Sub is in violation of the terms of any employment agreement or any other agreement relating to such employee’s relationship with any previous employer and no litigation is pending, and neither the Company nor Merger Sub have received notice threatening litigation, with regard thereto. No Plan provides for payment to any person resulting from “change in ownership or control” under Section 280(G) of the Internal Revenue Code.

5.10. Compliance with Applicable Law. The Company and Merger Sub have substantially complied with all applicable laws, regulations, judgments, decrees or orders of any court or governmental agency or entity except where the failure to so comply would not have a Material Adverse Effect on the Company or Merger Sub.

5.11. Certain Contracts.

(a) The Company has no written employment agreements or termination agreements with current officers, directors or consultants of the Company or Merger Sub.

(b) Neither the Company nor Merger Sub is a party to or bound by any commitment, agreement or other instrument (excluding commitments and agreements in connection with extensions of credit by the Company) which contemplates the payment of amounts in excess of $10,000, or which otherwise is material to the operations, assets or financial condition of the Company, including but not limited to any royalty, franchising fees, or any other fee based on a percentage of revenues or income. No commitment, agreement or other instrument to which the Company or Merger Sub is a party or by which it is bound limits the freedom of the Company or Merger Sub to compete in any line of business or with any Person.

(c) Neither the Company nor Merger Sub is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement (as to royalty payments) or other commitment or arrangement.

Back to Contents

(d) As of the date of this Agreement, to the knowledge of the Company and Merger Sub, any other party thereto is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement or other commitment or arrangement that is material to the Company or Merger Sub.

(e) To the knowledge of the Company and Merger Sub, all royalty payments, franchising fees, or any other payments based on a percentage of revenues or income have been fully paid by the Company or Merger Sub to any other party.

5.12. Properties and Insurance.

(a) The Company has good and, as to owned real property, if any, legal title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Company’s balance sheet as of March 31, 2005, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2005), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and statutory and contractual landlord’s liens in connection with any leases, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of the Company and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to PolyMedix prior to the date hereof. The Company, as lessee, has the right under written leases to occupy, use, possess and control, in all material respects, all real property leased by it, as presently occupied, used, possessed and controlled by it, subject to the terms and provisions of such leases.

(b) Except for software licenses associated with stand-alone computers, leases of vehicles and miscellaneous office equipment, all sale-leaseback transactions and subject to Intellectual Property rights of third parties, all of the assets (tangible and intangible) purported to be owned by the Company or Merger Sub that exceed $5,000 in value are the lawful property of the Company or Merger Sub and as such are freely and fully assignable or transferable except as otherwise provided herein.

(c) The Company has no policies of insurance and bonds covering business operations or insurable properties or assets of the Company. The Company has not, since November 29, 2004, received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in default in any material respect under such policy or bond, and, to the Company’s knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

5.13. Minute Books. The minute books of the Company and Merger Sub contain records which, in all material respects, accurately record all meetings of their stockholders and Boards of Directors (including committees of their Boards of Directors).

Back to Contents

5.14. Environmental Matters.

(a) The Company has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that the Company is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of the Company. The Company has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by the Company, or owned or controlled by the Company as a trustee or fiduciary (collectively, “Company Properties”), in any manner that violates or, after the lapse of time may violate, any presently existing federal, regional, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on the Company.

(b) The Company has no knowledge that, during the Company’s ownership or lease of such Company Properties, any of such Company Properties has been operated in any manner that violated any applicable national, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on the Company.

5.15. Agreements with Governmental Entity. Neither the Company nor Merger Sub is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, or board resolution submitted to a regulatory authority or similar undertaking to, and is not a recipient of, nor a party to any order or directive by, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

5.16. Labor Disputes. Neither the Company nor Merger Sub is directly or indirectly involved in, and neither the Company nor Merger Sub have received notice threatening, any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which would have a Material Adverse Effect on the Company or Merger Sub.

5.17. Loans, Etc. No Company stockholder has any liabilities, obligations or indebtedness of any kind whatsoever chargeable to the Company stockholder and payable to the Company by the Company stockholder.

5.18. Absence of Liabilities. Neither the Company nor Merger Sub has any obligations or liabilities of any nature whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, or otherwise.

5.19. Intellectual Property.

(a) Agreements. The Company is not a party to or bound by any Arrangements relating to Intellectual Property, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company is the licensee. There are no outstanding and, to the knowledge of the Company, no threatened disputes or disagreements with respect to any such Arrangements. To the knowledge of the Company, no party to an Arrangement relating to the use by the Company of any Intellectual Property owned by another person is or has at any time been in breach of such Arrangements. The Company has not granted or is not obligated to grant a license, assignment or other right with respect to any Intellectual Property.

Back to Contents

(b) Know-How.

(i) The Intellectual Property includes all such assets which are reasonably necessary for the operation of the Company’s businesses as it is currently conducted. The Company owns or possesses sufficient legal rights to all Intellectual Property necessary for the operation of its business as it is currently conducted except where the failure to have such rights would not have a Material Adverse Effect on the operations or financial condition of the Company. To the knowledge of the Company, it has not violated or, by conducting its business as presently proposed, would violate any of the Intellectual Property Rights of any other Person.

(ii) All former and current employees of the Company have executed written Arrangements with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of Company. To the knowledge of the Company, no employee of the Company has entered into any Arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company. No past or present shareholder, employee, director, officer, contractor, agent or representative of the Company has any ownership interest or any other rights in or to any Intellectual Property. No Arrangement or understanding exists between the Company and any third party which would impede or prevent the continued use of such right, title and interest of Company in and to the Intellectual Property as the Company had prior to the Closing and used in the conduct of its business.

5.20. No Brokers. Neither the Company nor Merger Sub has employed or authorized anyone to represent them as a broker, finder or financial consultant in connection with the Transactions, and no broker, finder, financial consultant or other person is entitled to any commission, finder’s fee or consulting fee from the Company or Merger Sub in connection with the Transactions.

5.21. Bankruptcy. Other than the voluntary petition for relief under chapter 11 of title 11 of the United States Code filed on March 28, 2003 (in which a plan of reorganization was confirmed on November 29, 2004), the Company has neither filed a voluntary bankruptcy petition nor been the subject of an involuntary bankruptcy petition nor is the Company the subject of an action under state insolvency laws or any other relevant laws.

5.22. Criminal Proceedings. To the knowledge of the Company and Merger Sub, the Company and Merger Sub and their respective officers, directors, affiliates, promoters or any predecessor thereof have not been subject to or suffered any of the following:

Back to Contents

(a) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

(b) Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such Person’s involvement in any type of business, securities or banking activities; or

(c) Being found guilty by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

5.23. Consents and Approvals. All actions required to be taken by each of the Company’s and Merger Sub’s board of directors to authorize the consummation of this Agreement, the Transactions and the Merger have been duly and validly taken by such boards of directors. Additionally, the Company Stockholders and the Company, as sole stockholder of Merger Sub, have executed and delivered irrevocable consents in accordance with the DGCL approving this Agreement, Transactions and the Merger, as applicable, and no other consents or approvals of this Agreement, the Transactions or the Merger shall be necessary.

5.24. State Takeover Statutes. Each of the Company’s and Merger Sub’s board of directors has taken all action to ensure that any restrictions on business combination do not apply to the Transactions.

5.25. Disclosure. No representation or warranty contained in Article V of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties. There are no facts, conditions, trends, claims, rights obligations or liabilities not specifically disclosed in this Article V which have, or with the passage of time could have, a Material Adverse Effect on the operations, conditions, earnings, liabilities and prospects, whether financial or otherwise, of the Company.

ARTICLE VI COVENANTS OF THE PARTIES

6.1. Conduct of Business.

(a) During the period from the date of this Agreement to the Closing Date, PolyMedix shall conduct its businesses and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent business practice, and shall take no action that is inconsistent with the Agreement, except with the prior consent of the Company, which consent may not be unreasonably withheld. PolyMedix shall use all commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself, the Company and the Surviving Corporation the goodwill of its customers and others with whom business relationships exist.

Back to Contents

(b) During the period from the date of this Agreement to the Closing Date, the Company and Merger Sub shall each conduct its business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent business practice, and shall take no action that is inconsistent with this Agreement, except with the prior written consent of PolyMedix, which consent may not be unreasonably withheld. The Company and Merger Sub shall each conduct its operations in compliance with all applicable laws and regulations and shall each use all commercially reasonable efforts to preserve its respective business organization intact.

6.2. Negative Covenants.

(a) During the period from the date of this Agreement to the Closing Date, neither the Company nor Merger Sub shall engage in any transaction or take any action other than those contemplated by this Agreement without the prior written consent of PolyMedix, which consent may not be unreasonable withheld.

(b) The Company and Merger Sub, without limiting the generality of Section 6.2(a) above, further agree, and PolyMedix agrees, that from the date hereof to the Closing Date, except as otherwise approved by the Parties in writing, or as permitted or required by this Agreement, or as contemplated by the Company’s planned private placement offering of its Series 1 Convertible Preferred Stock, they will not:

(i) issue or sell any stock or other securities or any options, warrants or rights to acquire any stock or other securities (except pursuant to the conversion of preferred stock outstanding on the date hereof);

(ii) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii) change any provisions of their Governing Documents;

(iv) grant any severance or termination pay other than in the ordinary course of business consistent with past practices and policies to, or enter into or amend any employment agreement with, any of their directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to their directors, officers or employees except with respect to salary increases and bonuses for employees in the ordinary course of business and consistent with past practices and policies;

(v) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

(vi) make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

Back to Contents

(vii) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles;

(ix) make any loan or loan commitment to any of their stockholders;

(x) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(xi) agree to do any of the foregoing.

6.3. No Solicitation.

(a) Other than the Placement Agent Agreement or any other agreement entered into by the Company in connection with the Private Placement and approved by the board of directors of PolyMedix in accordance with Section 7.11, PolyMedix, the Company and Merger Sub shall not authorize or permit any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to: (i) solicit or initiate or take any other action to facilitate or cause any inquiries or the making of any proposal from any Person (other than the Parties hereto) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of such entity or an affiliate thereof, or any of the capital stock of such entity or an affiliate thereof, or any merger, consolidation, business combination, recapitalization, sale or exchange of all or a material amount of assets or any similar transaction or series of transactions involving such entity or an affiliate thereof (a “Competing Transaction”), or (ii) participate in any discussions or negotiations regarding any Competing Transaction; provided, however, that if, at any time, the board of directors of such entity or an affiliate thereof determines in good faith, after consultation with such legal, financial and other advisors as it deems appropriate, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties under its applicable state laws, such entity or any affiliates thereof may, prior to its having obtained the necessary written consents or approvals to the Merger and the Transactions, and in response to a Competing Transaction that was not solicited by it or that did not otherwise result from a breach of this Section 6.3(a), (x) furnish non-public information with respect to such entity or an affiliate thereof to any Person making a Competing Transaction pursuant to a confidentiality agreement and (y) participate in discussions or negotiations regarding, and enter into and consummate a Competing Transaction.

(b) The Parties shall keep each other reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Competing Transaction. A Party may not accept a Competing Transaction from any Person, nor may it terminate this Agreement, unless it has provided the other Parties at least four (4) calendar days notice of the exact terms of the Competing Transaction, including a copy of the proposed agreement.

Back to Contents

6.4. Current Information. During the period from the date of this Agreement to the Closing Date, each Party to this Agreement agrees to confer with each other Party to this Agreement on a reasonable basis as requested by each other Party, regarding their business, operations, properties, assets and financial condition and matters relating to the completion of the Transactions.

6.5. Access to Properties and Records; Confidentiality.

(a) During the period from the date of this Agreement to the Closing Date, each Party hereto agrees to permit each other Party and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, “Representatives”) reasonable access to their respective properties, and to disclose and make available to each other Party and its Representatives, as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which each Party and its Representatives may have a reasonable interest.

(b) All information previously furnished by the Parties hereto in connection with the Transactions, shall be kept confidential and shall be treated as the sole property of the Party delivering the information until consummation of the Merger contemplated hereby and, if the Merger shall not occur, each Party and each Party’s Representatives shall return to the other Party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or commercial purposes or any other purpose not expressly permitted hereby. The obligation to keep such information confidential shall continue for sixty (60) months from the date this Agreement is terminated or abandoned.

(c) In addition to all other remedies that may be available to any Party hereto in connection with a breach by any other Party hereto of its or its Representative’s obligations under this Section 6.5, each Party hereto shall be entitled to specific performance and injunctive and other equitable relief with respect to this Section 6.5. Each Party hereto waives, and agrees to use all reasonable efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

Back to Contents

6.6. Regulatory Matters.

(a) The Parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the Transactions as soon as possible. The Parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the Transactions.

(b) Each of the Parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the Transactions.

6.7. Further Assurances. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the Transactions, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Transactions and using all reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.7 shall be construed to require any Party to participate in any threatened or actual Legal Proceedings (other than Legal Proceedings to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the Transactions unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

6.8. Public Announcements. The Parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the Transactions, except as may be otherwise required by law or regulation or as to which the Party releasing such information has used all reasonable efforts to discuss with the other Party in advance.

6.9. Failure to Fulfill Conditions. The Parties agree to take all commercially reasonable efforts to cause the Closing to occur on or before midnight, Philadelphia, Pennsylvania time, on December 31, 2005 (the “Termination Date”). In the event that PolyMedix or the Company reasonably determines that a material condition to its obligation to consummate the Transactions cannot be fulfilled on or prior to the Termination Date, and that it will not waive that condition, it will promptly notify the other Parties. PolyMedix and the Company will promptly inform the other Parties of any facts applicable to PolyMedix or the Company, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger or the Closing.

Back to Contents

6.10. Disclosure Supplements. Each Party hereto will promptly supplement or amend (by written notice to the other Parties hereto) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Articles VII and VIII, no supplement or amendment to such Disclosure Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

6.11. Conversion of PolyMedix Preferred Stock; Stock Split. Prior to the Closing Date, PolyMedix shall use its reasonable best efforts to cause the holders of PolyMedix Preferred Stock to effect an automatic conversion of all outstanding shares of PolyMedix Preferred Stock into shares of PolyMedix Common Stock in accordance with the terms and conditions of PolyMedix’s Amended and Restated Certificate of Incorporation. Following the conversion of the all outstanding shares of PolyMedix Preferred Stock into shares of PolyMedix Common Stock, and prior to the Closing Date, the board of directors of PolyMedix shall effect a two-for-one stock split.

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF POLYMEDIX

     The obligations of PolyMedix to consummate the Merger and the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by PolyMedix in its sole discretion, but only in a writing signed by PolyMedix):

7.1. Accuracy of Representations and Warranties. The representations and warranties of the Company, Merger Sub and the Company Stockholders contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company, Merger Sub and the Company Stockholders contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly stated to be made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). The Company, Merger Sub and the Company Stockholder shall each have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the Closing Date. The Company Stockholders shall deliver to PolyMedix a certificate signed by the Company Stockholders dated as of the Closing Date certifying as to the fulfillment of the conditions of Sections 7.1, 7.2, 7.5– 7.9 and 7.12.

7.2. Government Consents. There shall have been obtained at or prior to the Closing Date such permits and/or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the Parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger and the Transactions and for PolyMedix as the Surviving Corporation to continue to conduct its business as presently conducted, including but not limited to requirements under applicable U.S. securities, corporations, and investment laws.

Back to Contents

7.3. Documents. The Company, Merger Sub and the Company Stockholders must have caused the following documents to be delivered to PolyMedix:

(a) a counterpart to the Certificate of Merger, duly executed by an authorized officer of Merger Sub;

(b) a certificate of the Secretary of State and the taxing authorities of the State of Delaware, dated not more than five (5) days prior to the Closing Date, attesting to the legal existence and good standing of the Company in Delaware and to the payment of all state taxes due and owing thereby;

(c) a certificate of the Secretary of State and the taxing authorities of the State of Delaware, dated not more than five (5) days prior to the Closing Date, attesting to the legal existence and good standing of Merger Sub in Delaware and to the payment of all state taxes due and owing thereby;

(d) certificates of the relevant Secretary of State and taxing authorities, dated as of the most recent date practicable, attesting to the legal existence and good standing of the Company and to the payment of all state taxes due and owing thereby in each jurisdiction in which the Company has registered with the Secretary of State thereof to do business as a foreign corporation;

(e) certificates of the relevant Secretary of State and taxing authorities, dated as of the most recent date practicable, attesting to the legal existence and good standing of Merger Sub and to the payment of all state taxes due and owing thereby in each jurisdiction in which Merger Sub has registered with the Secretary of State thereof to do business as a foreign corporation;

(f) a certificate signed by the Company Stockholders certifying as to (i) the incumbency of officers of the Company, (ii) the authenticity of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance of this Agreement, the Transactions and the Merger; and (iii) the authenticity and continuing validity of the certificate of incorporation and bylaws of the Company; and

(g) a certificate signed by the Company Stockholders certifying as to (i) the incumbency of officers of Merger Sub, (ii) the authenticity of the resolutions of the board of directors and stockholders of Merger Sub approving and authorizing the execution, delivery and performance of this Agreement, the Transactions and the Merger, as applicable; and (iii) the authenticity and continuing validity of the certificate of incorporation and bylaws of Merger Sub.

Back to Contents

7.4. Private Placement.

(a) Prior to the Closing Date, PolyMedix (i) shall have received copies of executed subscription agreements for the purchase and sale of equity securities of the Company in private placement transactions resulting in gross proceeds to the Company of at least (US) $6,120,000.00 (“Private Placement”) and (ii) shall have been notified by American Stock Transfer & Trust Company, the escrow agent for the Private Placement, that there is at least (US) $ 6,120,000.00 in cleared funds available for closing the Private Placement immediately upon the Effective Time.

(b) The terms and conditions of the equity securities to be offered and sold pursuant to the Private Placement shall not be materially different than as set forth in the attached Schedule 7.4(b). Any changes, amendments or modifications to the purchase price, the per share conversion price, the anti-dilution and liquidity events, or the rights and preferences of the equity securities, as set forth in the attached Schedule 7.4(b), shall be conclusively deemed to be materially different.

7.5. Corporate Approvals. All corporate, board of director, stockholder and other proceedings required to be taken to authorize PolyMedix to carry out this Agreement and the Transactions shall have been taken.

7.6. Employment Agreements. Every employment agreement previously entered into between the Company and its employees shall have been terminated prior to the Effective Time.

7.7. No Proceedings. Since the date of this Agreement, there must not have been commenced, and neither the Company nor Merger Sub shall have received notice threatening, any Legal Proceeding against the Company or Merger Sub, or against any Person affiliated with the Company or Merger Sub, that (a) seeks damages or other relief in connection with any of the Transactions which is material to the Company or Merger Sub, or (b) may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

7.8. No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) affecting the Closing or seeking to prohibit the Transactions shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

7.9. No Stop Order. No judicial, legal or administrative hearing or investigation shall have been initiated or threatened against any of the Parties relating the Merger, the Private Placement or any of the other actions or Transactions described herein, and no stop order suspending the Private Placement shall have been issued by the SEC or any state securities administrator, and no proceeding for that or any other purpose shall have been initiated or threatened by the SEC or any state securities administrator against any of the Parties to this Agreement or which could otherwise affect the Company.

Back to Contents

7.10. Tax Opinion. PolyMedix shall have received an opinion from its counsel, dated as of the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Each Party agrees to make all reasonable representations and covenants in connection with the rendering of such opinion and to execute certificates containing the same.

7.11. Placement Agent Agreement. PolyMedix’s board of directors shall, in its sole and absolute discretion, have approved the provisions of the placement agent agreement entered into between Fordham Financial Management, Inc. and the Company (the “Placement Agent Agreement”) and all other agreements entered into by the Company regarding the sale of shares of the Company’s equity securities in the Private Placement.

7.12. Company Governing Documents. The Company shall have taken such corporate action as is necessary for the certificate of incorporation attached hereto as Exhibit D and the bylaws attached hereto as Exhibit E to become effective at the Effective Time (the “Company Governing Documents”).

7.13. Directors and Officers. Each director and officer of the Company immediately prior to the Closing shall have resigned from such position(s) in writing to the Company, such resignations to be effective as of the Closing. The Company shall have taken such corporate action as is necessary to elect Nicholas Landekic, Michael Lewis, Ph.D., I. Wistar Morris, III, Frank Slattery, Jr.,William Kelley, M.D. and Frank DeLape as the directors of the Company effective as of the Closing.

7.14. Filings and Notifications Mandated By Plan of Reorganization. Promptly after the Effective Time, the Company shall make all necessary filings with the bankruptcy court to indicate that the Merger has been completed and cause to be delivered all notifications required pursuant to the terms of that certain plan of reorganization, confirmed on November 29, 2004, applicable to the Company.

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND MERGER SUB

     The obligations of the Company and Merger Sub to consummate the Merger and the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company and/or Merger Sub in their sole discretion, but only in a writing signed the Company and/or Merger Sub):

8.1. Government Consents. There shall have been obtained at or prior to the Closing Date such permits and/or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the Parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger and the Transactions, including but not limited to requirements under applicable U.S. securities, corporations, and investment laws.

Back to Contents

8.2. Documents. PolyMedix must have caused the following documents to be delivered to the Company and Merger Sub:

(a) a counterpart to the Certificate of Merger, duly executed by an authorized officer of PolyMedix;

(b) a certificate of the Secretary of State of the State of Delaware, dated not more than five (5) days prior to the Closing Date, attesting to the legal existence and good standing of PolyMedix in Delaware;

(c) a certificate signed by a duly authorized officer of PolyMedix certifying as to (i) the incumbency of officers of PolyMedix, (ii) the authenticity of the resolutions of the board of directors and stockholders of PolyMedix approving and authorizing the execution, delivery and performance of this Agreement, the Transactions and the Merger, as applicable; and (iii) the authenticity and continuing validity of the certificate of incorporation and bylaws of PolyMedix.

8.3. No Proceedings. Since the date of this Agreement, there must not have been commenced, and the Company shall not have received notice threatening, any Legal Proceeding against PolyMedix, or against any Person affiliated with PolyMedix that (a) seeks damages or other relief in connection with any of the Transactions which is material to PolyMedix, or (b) may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

8.4. No Injunctions or Restraints. No Restraints affecting the Closing or seeking to prohibit the Transactions shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

8.5. Lock-Up Agreements. The stockholders of PolyMedix listed on the attached Exhibit G shall have executed and delivered Lock-Up Agreements in the form attached hereto as Exhibit F, pursuant to which such Persons will agree not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any shares of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock, which such Persons acquired as consideration pursuant to this Agreement from the Closing Date until the second or third anniversary date of the Closing Date, as applicable.

Back to Contents

ARTICLE IX INDEMNIFICATION AND REMEDIES

9.1. Indemnification by the Company Stockholders.

          (a)     Halter Financial Group, Inc. shall indemnify, defend and hold harmless the PolyMedix Indemnitees from, against and in respect of any Damages arising, directly or indirectly, from or in connection with (i) the operation or ownership of the Company from and including November 29, 2004 through and including August 21, 2005 (the “Operating Period”), including, without limitation, any liability for any Tax imposed on or related to the Company with respect to the Operating Period, (ii) any breach of any representation or warranty of the Company or Halter Financial Group, Inc. contained in this Agreement or any certificate or instrument furnished by the Company, Merger Sub or the Company Stockholders to PolyMedix pursuant to this Agreement resulting from the operation or ownership of the Company during the Operating Period, (iii) any failure to perform any covenant of Halter Financial Group, Inc., as a Company Stockholder, contained in this Agreement or any certificate or instrument furnished by the Company, Merger Sub or the Company Stockholders to PolyMedix pursuant to this Agreement, or (iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Halter Financial Group, Inc. (or any Person acting on behalf of Halter Financial Group, Inc.) in connection with the transactions contemplated by this Agreement.

(b) Benchmark Equity Group, Inc., William Baquet and Jeffrey W. Tomz shall, jointly and severally, indemnify, defend and hold harmless the PolyMedix Indemnitees from, against and in respect of any Damages arising, directly or indirectly, from or in connection with (i) the operation or ownership of the Company or Merger Sub from and including August 22, 2005 through and including the Closing Date (the “Ownership Period”), including, without limitation, any liability for any Tax imposed on or related to the Company or Merger Sub with respect to the Ownership Period, (ii) any breach of any representation or warranty of the Company, Merger Sub, Benchmark Equity Group, Inc., William Baquet or Jeffrey W. Tomz contained in this Agreement or any certificate or instrument furnished by the Company, Merger Sub or the Company stockholders to PolyMedix pursuant to this Agreement resulting from the operation or ownership of the Company or Merger Sub during the Ownership Period, (iii) any failure to perform any covenant of the Company or Merger Sub or Benchmark Equity Group, Inc., William Baquet or Jeffrey W. Tomz, as Company Stockholders, contained in this Agreement or any certificate or instrument furnished by the Company, Merger Sub or the Company Stockholders to PolyMedix pursuant to this Agreement, or (iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Company, Merger Sub, Benchmark Equity Group, Inc., William Baquet or Jeffrey W. Tomz (or any Person acting on behalf of the Company, Merger Sub, Benchmark Equity Group, Inc., William Baquet or Jeffrey W. Tomz) in connection with the transactions contemplated by this Agreement.

9.2. Indemnification Claims.

(a) In order to seek indemnification under this Article IX, the PolyMedix Indemnitee shall deliver a written notification Claim Notice to one or more of the applicable Company Stockholders (the “Indemnifying Party”).

(b) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the PolyMedix Indemnitee a Response, in which the Indemnifying Party shall: (i) agree that the PolyMedix Indemnitee is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the PolyMedix Indemnitee of the Claimed Amount, by check or by wire transfer); (ii) agree that the PolyMedix Indemnitee is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the PolyMedix Indemnitee of the Agreed Amount, by check or by wire transfer); or (iii) dispute that the PolyMedix Indemnitee is entitled to receive any of the Claimed Amount.

Back to Contents

(c) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the PolyMedix Indemnitee shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in the courts sitting in Philadelphia County or in the United States District Court for the Eastern District of Pennsylvania in accordance with Section 11.3.

9.3. Survival of Representations and Warranties.

(a) All representations and warranties of the Company, Merger Sub and the Company Stockholders that are covered by the indemnification agreements in Sections 9.1(a) and (b) shall (i) survive the Closing and (ii) shall expire on the date one (1) year following the Closing Date. If the PolyMedix Indemnitee delivers to the Company Stockholders, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the PolyMedix Indemnitee, the PolyMedix Indemnitee shall promptly so notify the Company Stockholders.

(b) The rights to indemnification set forth in this Article IX shall not be affected by (i) any investigation conducted by or on behalf of PolyMedix or any knowledge acquired (or capable of being acquired) by PolyMedix, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 6.10), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by PolyMedix of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

9.4. Limitations.

(a) For purposes solely of this Article IX, all representations and warranties of the Company, Merger Sub and the Company Stockholders in Article V (other than Sections 5.6 and 5.25 shall be construed as if the term “material” and any reference to “Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) No Company Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company or Merger Sub of any of its representations, warranties, covenants or agreements.

9.5. Certain Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Agreed Amount” shall mean part, but not all, of the Claim Amount.

Back to Contents

(b) “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the PolyMedix Indemnitee and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the PolyMedix Indemnitee is entitled to indemnification under Article IX of the Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(c) “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the PolyMedix Indemnitee.

(d) “Damages” shall mean any demand, loss, liability (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), claim, damage (including incidental and consequential), fine, action, suit, judgment, expense (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, investigators, experts and other expenses of litigation, including in connection with the assertion of rights under, or the enforcement of, this Agreement) or diminution of value, whether or not involving a third-party claim, whether disputed or not.

(e) “Dispute” shall mean the dispute resulting if the Company Stockholders in a Response disputes their liability for all or part of the Claimed Amount.

(f) “PolyMedix Indemnitees” shall mean PolyMedix and, after the Closing, the Company and their respective officers, directors, employees, attorneys, representatives, stockholders, controlling persons, and affiliates.

(g) “Response” shall mean a written response by the Company Stockholders in reply to a Claim Notice, in which the Company Stockholders: (i) agree that the PolyMedix Indemnitee is entitled to receive all of the Claimed Amount; (ii) agree that the PolyMedix Indemnitee is entitled to receive the Agreed Amount; or (iii) dispute that the PolyMedix Indemnitee is entitled to receive any of the Claimed Amount. Such written response shall include a reasonable explanation of the basis for any Dispute.
ARTICLE X TERMINATION OF AGREEMENT

10.1. Termination. This Agreement may be terminated at any time prior to or at the Closing:

(a) By the mutual written consent of the Company, PolyMedix and Merger Sub;

(b) By the Company, if the conditions precedent set forth in Article VIII shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Termination Date;

Back to Contents

(c) By PolyMedix, if the conditions precedent set forth in Article VII shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Termination Date;

(d) By PolyMedix, if any material item of disclosure or information obtained during PolyMedix’s ongoing due diligence investigation of the Company and Merger Sub shall warrant termination of this Agreement and the Transactions, as determined in PolyMedix’s reasonable discretion using any relevant information;

(e) By the Company, PolyMedix or Merger Sub, if the Closing Date shall not have occurred on or prior to the Termination Date unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such Party at or before the Closing Date;

(f) By any Party, upon written notice to the other Parties if any application for regulatory or governmental approval necessary to consummate the Merger and the Transactions shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or such application is approved with conditions which materially impair the value of the Surviving Corporation, taken as a whole, to the Company;

(g) By the Company, if (i) there shall have occurred a Material Adverse Change in PolyMedix following the date of this Agreement, or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of PolyMedix hereunder and such breach shall not have been remedied within thirty (30) days after receipt by PolyMedix of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied; or

(h) By PolyMedix, if (i) there shall have occurred a Material Adverse Change in the Company or Merger Sub following the date of this Agreement, or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of the Company, Merger Sub or Company Stockholders hereunder and such breach shall not have been remedied within thirty (30) days after receipt by such breaching Party of notice in writing from PolyMedix specifying the nature of such breach and requesting that it be remedied.

     Except as otherwise specifically set forth herein, any termination of this Agreement under this Section 10.1 will be effective by the delivery of notice of the terminating Party to the other Parties hereto.

Back to Contents

10.2. No Liability for Proper Termination. Any termination of this Agreement in accordance with this Article X will be without further obligation or liability upon any Party in favor of the other Party hereto or to its stockholders, directors or officers; provided, however, that nothing herein will limit the obligation of any Party for any willful breach hereof or failure to use their reasonable best efforts to cause the Merger and the Transactions to be consummated. In the event of the termination of this Agreement pursuant to this Article X, this Agreement shall thereafter become void and have no effect and each Party shall be responsible for its own expenses incurred in connection herewith.
ARTICLE XI MISCELLANEOUS

11.1. Nonsurvival of Representations, Warranties and Agreements of PolyMedix. None of the representations, warranties and agreements of PolyMedix contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Articles III, IX and XI of this Agreement.

11.2. Governing Law. This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of conflicts of law doctrine (whether of the State of Delaware or any other jurisdiction).

11.3. Submission to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of any court sitting in Philadelphia County or in the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement or any Transaction, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Transaction in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.9. Nothing in this Section 11.3, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

11.4. Waiver of Jury Trial. EACH OF THE COMPANY, MERGER SUB, POLYMEDIX AND THE COMPANY STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF THE COMPANY, MERGER SUB, POLYMEDIX OR THE COMPANY STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

11.5. Assignment; Binding Upon Successors and Assigns. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Back to Contents

11.6. Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.7. Expenses. Each Party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

11.8. Attorneys’ Fees. Should a suit be brought to enforce or interpret any part of this Agreement, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court rendering the judgment (including without limitation, costs, expenses and fees on any appeal). The prevailing Party will be entitled to recover its costs of the suit, regardless of whether such suit proceeds to final judgment.

11.9. Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express overnight courier, to the following addresses, or to such other addresses or fax number as any Party may notify the other Parties in accordance with this Section 11.9:

If to the Company or Merger Sub:

700 Gemini, Suite 100,
Houston, TX 77058

If to PolyMedix:

PolyMedix, Inc.
3701 Market St., Suite 442
Philadelphia, Pennsylvania 19104
Attention: Chief Executive Officer
With copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: Stephen A. Jannetta

Back to Contents

11.10. Entire Agreement. This Agreement (including the documents referred to herein) and the exhibits and schedules hereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. None of the Parties hereto shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys, and will be construed and interpreted according to the ordinary meaning of the words used so to fairly accomplish the purposes and intentions of the Parties.

11.11. Amendment. The Parties may mutually amend any provision of this Agreement at any time prior to Closing; provided, however, that any amendment effected subsequent to approval of this Agreement and the Merger by the stockholders of the Company, Merger Sub or PolyMedix shall be subject to any restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.

11.12. Extension; Waiver. The Parties may, at any time prior to the Closing Date, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party against which the waiver is sought to be enforced. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.13. Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. This Agreement may be executed by facsimile signature.

11.14. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

11.15. No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, (a) the provisions of Article III concerning issuance of the Merger Shares and assumption of the Options are intended to benefit the stockholders and option holders, respectively, of PolyMedix and (b) the provisions of Article IX concerning indemnification are intended are intended for the benefit of the individuals specified therein.

Back to Contents

11.16. Specific Performance. The Parties acknowledge that if any of the Parties refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the other Parties to this Agreement. Each Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by a Party to enforce this Agreement, each other Party shall waive the defense that there is an adequate remedy at law. In the event of a default by any Party to this Agreement which results in the filing of a lawsuit for damages, specific performance, or other remedies, each non-defaulting Party shall be entitled to joint and several reimbursement from the defaulting Parties of all reasonable legal fees and expenses incurred by the non-defaulting Parties.

11.17. Joint Preparation. This Agreement has been prepared and extensively negotiated by all Parties hereto with the assistance and input of their respective attorneys, and therefore no ambiguity herein shall be construed for or against any Party based upon the identity of the author of this Agreement or any portion hereof.

11.18. Drafting Ambiguities. When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or Appendix, such reference shall be to an Article or Section of, or an Exhibit, Schedule or Appendix to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

Back to Contents

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be duly executed and delivered, all as of the day and year first above written.

BTHC II ACQUISITION CORP.
By: /s/ Frank DeLape
Name: Frank DeLape Title: President
POLYMEDIX MERGER SUB, INC.
By: /s/ Frank DeLape
Name: Frank DeLape Title: President

POLYMEDIX, INC.
By: /s/ Nicholas Landekic Name: Nicholas Landekic Title: Chief Executive Officer and President

Back to Contents

COMPANY STOCKHOLDERS:

BENCHMARK EQUITY GROUP, INC.
By: /s/ Frank DeLape Name: Frank DeLape
Title: CEO

/s/ William Baquet
WILLIAM BAQUET

HALTER FINANCIAL GROUP, INC.
By: /s/ Tim Halter Name:
Title:

/s/ Jeffrey Tomz
JEFFREY W. TOMZ

Back to Contents

Schedule 7.4(b)

See “The Offering” and “Terms of the Offering” section of the BTHC II Acquisition Corp. Private Placement Memorandum attached hereto.

Back to Contents

EXHIBIT A

Company Stockholders

Benchmark Equity Group, Inc.

William Baquet

Halter Financial Group, Inc.

Jeffrey W. Tomz

Back to Contents

EXHIBIT B

Certification of Incorporation of the Surviving Corporation

Back to Contents

EXHIBIT C

Bylaws of the Surviving Corporation

Back to Contents

EXHIBIT D

Certificate of Incorporation of the Company

Back to Contents

EXHIBIT E

Bylaws of the Company

Back to Contents

EXHIBIT F

Form of Lock-up Agreement

Back to Contents

EXHIBIT G

Each PolyMedix stockholder listed on Schedule 4.2 shall execute a Lock-up Agreement.